Exhibit 77(I)

Terms of New or Amended Securities

1.   At the November 30, 2007 Board Meeting, the Board of Directors of ING Partners, Inc. (“IPI”) approved the creation of ING Index Solution 2015 Portfolio, ING Index Solution 2025 Portfolio, ING Index Solution 2035 Portfolio, ING Index Solution 2045 Portfolio, and ING Index Solution Income Portfolio (collectively, the “Portfolios”) and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IPI’s registration statement registering shares of the Portfolios. At the January 31, 2008 meeting, the Board approved the requisite plans, agreements, and other routine matters with respect to the establishment the Portfolios.

2.   At the March 27, 2008 Board Meeting, the Board of Directors of ING Partners Inc. (“IPI”) approved the renewal of the Fee Waiver Letters under which ING Funds Distributor, LLC (“ING Funds Distributor”) waives fees with respect to funds registered to IPI. The Fee Waiver Letters continues the arrangement with ING Funds Distributor to waive 0.05% with respect to Class T shares. The Waiver Letters were renewed for an additional one-year period, May 1, 2008 and through May 1, 2009.

3.   At the May 30, 2008 Board Meeting, the Board of Directors of ING Partners Inc. approved a 0.05% waiver on the distribution fee payable to ING Funds Distributor, LLC for Class T Shares of the ING Index Solution 2015 Portfolio, ING Index Solution 2025 Portfolio, ING Index Solution 2035 Portfolio, ING Index Solution 2045 Portfolio, and ING Index Solution Income Portfolio. The Fee Waiver Letter is effective from June 1, 2008 through May 1, 2010.